Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 28, 2020, relating to the financial statements and financial highlights of Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™ (formerly known as Innovator Laddered Fund of S&P 500® Power Buffer ETFs™) and Innovator S&P Investment Grade Preferred ETF, each a series of Innovator ETFs Trust II, for the year ended October 31, 2020, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Combined Information Statement/Prospectus and “Independent Registered Public Accounting Firm”, “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 16, 2021